Exhibit 99.2

FABLYN® Approved in Europe for Osteoporosis Treatment

Ligand Earns Milestone Payment from Pfizer

SAN DIEGO, Mar 24, 2009 (BUSINESS WIRE) — Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today announced that its partner, Pfizer, Inc. (NYSE: PFE) has received approval from the European Commission(EC) for FABLYN(R) (lasofoxifene) Tablets, a selective estrogen receptor modulator (SERM) for the treatment of osteoporosis in post-menopausal women at increased risk of fracture. FABLYN was submitted for approval in Europe in January 2008. This is the first regulatory approval for FABLYN, a product that stems from a 1991 research collaboration with Ligand.

As a result of the first approval of FABLYN in a major market, Ligand has earned a $3 million milestone payment. Pursuant to the 1991 research agreement and 1996 settlement agreement with Pfizer, Pfizer has elected to pay the milestone payment by returning 323,338 shares of stock it owns in Ligand. The shares are valued as of the date of the settlement agreement adjusted for Ligand’s 2007 return of capital paid to Ligand shareholders. After the payment of this milestone, Pfizer owns a remaining 674,230 shares in Ligand.

Pfizer is responsible for the registration and worldwide marketing of FABLYN. Ligand is entitled to receive royalty payments on net sales of the product. In January 2009, Pfizer received a complete response letter from the FDA requesting additional information for FABLYN. On September 8, 2008, the FDA’s Advisory Committee for Reproductive Health Drugs voted 9-3 (with one abstention) that there is a population of postmenopausal women with osteoporosis in which the benefits of lasofoxifene likely outweigh the risks. FDA is not required to follow the advice of the panel.

“Today’s announcement is an exciting development for Ligand as the European approval of FABLYN marks the fourth drug associated with Ligand’s research platform that has been approved and the second to be approved in just the past six months. This milestone payment reduces Ligand’s outstanding shares and paves the way for potential future royalty payments and cash flow following the launch of the product,” said John L. Higgins, President and Chief Executive Officer of Ligand Pharmaceuticals. “We applaud Pfizer for its commitment and diligence in advancing the product to approval and developing an alternative treatment option for patients in Europe with osteoporosis.”

Osteoporosis Prevalence

The International Osteoporosis Foundation (IOF) reports that more than 75 million people suffer from osteoporosis in Europe, Japan and the U.S. About 30% of all post-menopausal women have osteoporosis in Europe and in the U.S., and at least 40% of them will suffer osteoporotic fractures in their lifetime. In Europe alone, 3.78 million osteoporosis-related fractures were reported in 2000, with an estimated cost of 32 billion euros. In the U.S., the National Osteoporosis Foundation projects an estimated 10 million American women to have osteoporosis in 2010 and almost 26 million to have osteopenia (low-bone mass), placing them at increased risk of osteoporosis.

About Ligand Pharmaceuticals

Ligand discovers and develops new drugs that address critical unmet medical needs of patients with muscle wasting, frailty, hormone-related diseases, osteoporosis, inflammatory diseases, anemia, asthma, rheumatoid arthritis and psoriasis. Ligand’s proprietary drug discovery and development programs are based on advanced cell-based assays, gene-expression tools, ultra-high throughput screening and one of the world’s largest combinatorial chemical libraries. Ligand has strategic alliances with major pharmaceutical and biotechnology companies, including Bristol-Myers Squibb, Celgene, Cephalon, GlaxoSmithKline, Schering-Plough, Pfizer and Wyeth Pharmaceuticals. With nine pharmaceutical deals and more than twenty different molecules in various stages of development, Ligand utilizes proprietary technologies for identifying drugs with novel receptor and enzyme drug targets.

Caution Regarding Forward-Looking Statements

This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. These statements include those regarding timing and results of clinical data for FABLYN and other drug candidates, data analysis and evaluation of FABLYN, utility or potential benefits to patients, the potential commercial market for FABLYN and plans for continued development and further studies of FABLYN. Actual events or results may differ from Ligand’s expectations. For example, there can be no assurance that other trials or evaluations of FABLYN or other SERM-related product candidates will be favorable or that they will confirm results of previous studies, that data evaluation will be completed or demonstrate any hypothesis or endpoint, that FABLYN or other SERM-related product candidates will provide utility or benefits to certain patients, that any presentations will be favorably received, that FABLYN or other SERM-related product candidates will be useful as a single agent or in combination with other drugs, that marketing applications will be filed or, if filed, approved, or that clinical or commercial development of these product candidates will be initiated, completed or successful or that our rights to FABLYN and other SERM-related product candidates will not be successfully challenged. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand’s stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in public periodic filings with the Securities and Exchange Commission, available via www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this press release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

SOURCE: Ligand Pharmaceuticals Incorporated

Ligand Pharmaceuticals Incorporated

John L. Higgins, President and CEO

or

Erika Luib, Investor Relations

858-550-7896

or

Lippert/Heilshorn & Associates

Don Markley

310-691-7100

dmarkley@lhai.com

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